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Exhibit 3.2.2

SECOND AMENDMENT
TO THE BYLAWS
OF
TRAMMELL CROW COMPANY

Article IV

Committees

        Section 2.    Procedure; Meetings; Quorum.    Any committee designated pursuant to Section 1 of this Article shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures, and shall meet at such time and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. Committee members and committee chairpersons shall be appointed by the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

CERTIFICATION

        I, the undersigned officer, hereby certify this 5th day of March, 2003 that the foregoing Section 2 of Article IV was duly approved and adopted as an amendment to the bylaws, as amended, of Trammell Crow Company and was approved and adopted by the Board of Directors of Trammell Crow Company at a meeting held March 5, 2003.

/s/ J. CHRISTOPHER KIRK J. Christopher Kirk Executive Vice President and Secretary

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  Exhibit 3.2.2
SECOND AMENDMENT TO THE BYLAWS OF TRAMMELL CROW COMPANY
Article IV Committees
CERTIFICATION